Exhibit 5.1

Marc Recht

+1 617 937 2316

mrecht@cooley.com

January 24, 2025

Immunovant, Inc.

320 West 37th Street

New York, New York 10018

Ladies and Gentlemen:

We have acted as counsel to Immunovant, Inc., a Delaware corporation (the “Company”), in connection with the filing by the Company of a prospectus supplement dated January 24, 2025 (the “Prospectus Supplement”) with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”). The Prospectus Supplement supplements the automatic shelf registration statement on Form S-3 (No. 333-275419) dated November 9, 2023 (the “Registration Statement”). The Registration Statement, as supplemented by the Prospectus Supplement, registers the resale by the selling stockholders identified in the Prospectus Supplement (the “Selling Stockholders”) of up to 5,654,990 shares (the “Stockholder Shares”) of the Company’s common stock, $0.0001 par value (“Common Stock”). The Shares were issued by the Company pursuant to that certain Share Purchase Agreement (the “Purchase Agreement”) dated January 13, 2025.

In connection with this opinion, we have examined and relied upon the Registration Statement, the Prospectus Supplement, the Purchase Agreement, the Company’s certificate of incorporation and bylaws, each as currently in effect, and such other records, documents, opinions, certificates, memoranda and instruments as in our judgment are necessary or appropriate to enable us to render the opinion expressed below. We have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to originals of all documents submitted to us as copies, the accuracy, completeness and authenticity of certificates of public officials and the due authorization, execution and delivery of all documents by all persons other than the Company where authorization, execution and delivery are prerequisites to the effectiveness thereof. As to certain factual matters, we have relied upon a certificate of an officer of the Company and have not independently verified such matters.

Our opinion is expressed only with respect to the General Corporation Law of the State of Delaware. We express no opinion to the extent that any other laws are applicable to the subject matter hereof and express no opinion and provide no assurance as to compliance with any federal or state antifraud law, rule or regulation relating to securities or to the sale or issuance thereof.

On the basis of the foregoing, and in reliance thereon, we are of the opinion that the Stockholder Shares are validly issued, fully paid and nonassessable.

Our opinion is limited to the matters expressly set forth in this letter, and no opinion has been or should be implied, or may be inferred, beyond the matters expressly stated. This opinion speaks only as to law and facts in effect or existing as of the date hereof, and we have no obligation or responsibility to update or supplement this letter to reflect any facts or circumstances that may hereafter come to our attention or any changes in law that may hereafter occur.

Cooley LLP 500 Boylston Street, 14th Floor Boston, MA 02116-3736

t: (617) 937-2300 f: (617) 937-2400 cooley.com

Immunovant, Inc.

January 24, 2025

Page Two

We hereby consent to the reference to our firm under the caption “Legal Matters” in the Prospectus Supplement and to the filing of this opinion as an exhibit to a Current Report on Form 8-K to be filed with the Commission for incorporation by reference into the Registration Statement. In giving such consents, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission thereunder.

Very truly yours,

COOLEY LLP

By:	/s/ Marc Recht
Marc Recht

Cooley LLP 500 Boylston Street, 14th Floor Boston, MA 02116-3736

t: (617) 937-2300 f: (617) 937-2400 cooley.com